SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2008

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois	60527
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2008, the Board of Directors (the “Board”) of BankFinancial Corporation approved certain amendments to the 2008 Board compensation program and the 2007 management incentive compensation program (the “Plan”) based on the recommendation of the BankFinancial Corporation Human Resources Committee.

The Board awarded stock options to each member of the Board with a grant date fair value equal to $22,000 in lieu of paying $20,000 in cash board fees for the remainder of 2008. The Board of Directors increased the value of the board fees by 10% to compensate the Directors for accepting the addition of market risk. Twenty-five percent (25%) of the stock options vest on each of March 15, 2008, June 15, 2008, September 15, 2008 and December 15, 2008, provided the Director is a member of the Board on each vesting date. The approximate total quantity of stock options related to the 2008 Board compensation program amendment is 220,000 based on the current estimated grant date fair value.

The amendments further provide that participants in the Plan, including the Company’s Chief Executive Officer, Chief Financial Officer and other officers, may elect to receive some or all of the incentive compensation they earned under the Plan for 2007 in the form of stock options instead of cash. If participants elect to receive stock options, they will receive that number of stock options with a grant date fair value (calculated according to the Company’s FAS 123R GAAP expense for the stock options) equal to the amount of the cash incentive compensation foregone. Participants will receive additional stock options with a grant date fair value equal to 10% of the stock options received in lieu of the cash incentive award to compensate participants for the additional market risk associated with the stock option awards. The stock options granted in lieu of the cash incentive award will be fully vested at grant, while 50% of the additional options will vest on December 15, 2008 and 50% will vest on June 15, 2009. The approximate total quantity of stock options related to the 2007 management incentive program amendment expected to be granted is 350,000 based on the current estimated grant date fair value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKFINANCIAL CORPORATION
(Registrant)

Dated: February 20, 2008	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board and
Chief Executive Officer